Exhibit 11.1


                           THE SPORTS AUTHORITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                13 WEEKS ENDED                     39 WEEKS ENDED
                                                        ------------------------------      -----------------------------
                                                         OCTOBER 26,       OCTOBER 27,       OCTOBER 26,      OCTOBER 27,
                                                             1997              1996             1997              1996
                                                        -------------     ------------      ------------     ------------
                                                                  (Unaudited)                        (Unaudited)
Financial statement computations:

    Income before income taxes                           $     2,542       $     2,698       $    22,044       $    20,856
    Income tax expense                                         1,352             1,225             9,306             8,700
    Minority interest                                           (821)             (503)           (1,432)           (1,056)
                                                         -----------       -----------       -----------       -----------

    Net income                                           $     2,011       $     1,976       $    14,170       $    13,212
                                                         ===========       ===========       ===========       ===========

Earnings per share:

    Shares used in primary earnings per share
    computation:
        Weighted average common shares outstanding            31,559            31,443            31,512            31,372
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at average market price               329               558               326               425
                                                         -----------       -----------       -----------       -----------

        Common and common share equivalents                   31,888            32,001            31,838            31,797
                                                         ===========       ===========       ===========       ===========

    Earnings per share assuming primary dilution         $      0.06       $      0.06       $      0.45       $      0.41
                                                         ===========       ===========       ===========       ===========

    Shares used in fully diluted earnings per share computation: (1)

        Weighted average common shares outstanding            31,559            31,443            31,512            31,372
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at higher of average market
           price and period-end market price                     364               575               376               547
                                                         -----------       -----------       -----------       -----------

        Common and common share equivalents                   31,923            32,018            31,888            31,919
                                                         ===========       ===========       ===========       ===========

    Earnings per share assuming full dilution            $      0.06       $      0.06       $      0.44       $      0.41
                                                         ===========       ===========       ===========       ===========

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(1)The calculation of fully diluted earnings per share for the 13 and 39 weeks ended October 26, 1997 excludes convertible shares under the Company's 5.25%
   Convertible Subordinated Notes because they have an antidilutive effect.